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                                                                     Exhibit 5.1




April 4, 2001

Lennar Corporation
700 N.W. 107th Avenue
Miami, Florida 33172

Ladies and Gentlemen:

We have acted as counsel to Lennar Corporation (the "Company") in connection with the offer and sale by the Company of $550,267,000 principal amount at maturity of the Company's Zero Coupon Convertible Senior Subordinated Notes due 2021 and up to $82,540,000 principal amount at maturity of Notes to cover over allotments, if any (the "Notes"). The Notes are being issued under the Company's registration statement on Form S-3, file number 333-42586 (the "Registration Statement") and are being offered by a Prospectus dated August 23, 2000 and a Prospectus Supplement dated March 30, 2001 (together, the "Final Prospectus"). The Notes are the subject of an Indenture, dated as of December 31, 1997, between the Company and Bank One Trust Company, NA, as a successor trustee, (the "Trustee"), as supplemented by a Fifth Supplemental Indenture thereto (together, the "Indenture"). The Notes may be converted into up to 3,513,015 shares (the "Shares") of common stock, par value $.10 per share, of the Company. In our capacity as counsel to the Company in this offering, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Notes and the Shares issuable upon conversion of the Notes.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

     1. The shares of Common Stock issuable upon conversion of the Notes have been duly reserved for issuance upon such conversion and, if and when issued upon such conversion, will be validly issued, fully paid and non-assessable and will conform to the description thereof contained in the Final Prospectus.

     2. The Notes have each been duly and validly authorized, executed and delivered by the Company and, when paid for by the underwriter in accordance with the terms of the Underwriting Agreement, dated as of March 30, 2001, between the Company and Salomon Smith Barney, Inc. (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Securities by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law).


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April 4, 2001                                                            Page 2
Lennar Corporation

We consent to the filing of this opinion as an exhibit to the Form 8-K with which it is being filed and to the reference to us under the caption "Legal Matters" in the Final Prospectus which is a part of the Registration Statement.

Very truly yours,

Clifford Chance Rogers & Wells LLP